Exhibit 99.1

Watsco Reports 2010 Results –

Record Sales, Cash Flow & Market Share Gains

48% EPS Growth in 4th Quarter Driven by

17% Revenue Increase & Margin Expansion

MIAMI, Florida — (BUSINESS WIRE), February 15, 2011 — Watsco, Inc. (NYSE:WSO) today reported results for the fourth quarter and for the year ended December 31, 2010.

Fourth Quarter Results

Revenues increased 17% to a record $657 million, reflecting 23% growth in air conditioning and heating (HVAC) equipment (63% of sales), 6% growth in other HVAC products (31% of sales) and 19% growth in commercial refrigeration products (6% of sales). Sales of HVAC equipment benefited from strong replacement demand, market share growth and an improved sales mix of higher-efficiency replacement HVAC systems.

Gross profit increased 15% to a record $154 million and gross profit margin was 23.4% versus 23.7% resulting from the higher sales mix of HVAC equipment. Selling, general and administrative (SG&A) expenses increased 11% to $132 million and as a percentage of sales declined 100 basis-points to 20.1%. Operating income increased 47% to $22 million and operating margin expanded 70 basis-points to 3.3%. Net income improved 48% to $10 million and earnings per share increased 48% to 31 cents per diluted share.

Albert H. Nahmad, Watsco’s President & Chief Executive Officer, stated: “Watsco delivered strong growth in sales, earnings and cash flow for the quarter, gained market share and expanded operating margins. These results are a testament to our culture, which provides local leadership the empowerment and incentives to constantly identify new opportunities to grow market share, enhance profits, provide better solutions for consumers and move ahead of the industry in terms of total performance.”

Full Year Results

Revenues increased 42% to a record $2.8 billion and improved 11% on a same-store basis. Gross profit increased 40% to a record $673 million and gross profit margin was 23.7%. On a same-store basis (including closed locations) gross profit increased 11% and gross margin improved 30 basis-points to 24.3%. SG&A expenses were $508 million and as a percentage of sales declined 210 basis-points to 17.9%. On a same-store basis, SG&A expenses increased 2%, a sharp contrast to the 11% sales increase, and declined 150 basis-points to 18.5% as a percent of revenues.

Operating income more than doubled to a record $166 million and operating margin expanded by 180 basis-points to 5.8%. On a same-store basis (including closed locations) operating profit increased 58%, with operating margins also reflecting improvement of 180 basis-points. Net income improved 86% to $81 million and earnings per share increased 78% to $2.49 per diluted share.

Mr. Nahmad added: “We remain focused on several opportunities to drive growth. First, the trend toward higher-efficiency and environmentally-sensitive HVAC products remains strong. Second, the residential installed base of HVAC systems is the oldest it has been in the history of the industry and will require replacement as older units become more expensive to repair. Third, sales of commercial products have been increasing in the last several months and are expected to recover further as capital spending continues to increase. Finally, we continue to seek opportunities to build our network through the acquisition of great businesses using our proven buy-and-build strategy.”

Cash Flow and Dividends

Operating cash flow for 2010 increased 73% to a record $153 million (approximately $5.00 per diluted share) reflecting a 10% or $47 million reduction in operating assets and liabilities. From a long-term perspective, Watsco’s operating cash flow from 2000 through 2010 was approximately $850 million compared to net income of approximately $600 million, far surpassing the Company’s stated goal of generating cash flow greater than net income.

At the end of 2010, cash and cash equivalents were $126 million, long-term debt was $10 million and shareholders’ equity was $910 million.

Dividends to shareholders in 2010 increased 16% to $66 million, marking the ninth consecutive year of increase. In February 2011, Watsco’s Board of Directors approved a 10% increase in the quarterly dividend rate to 57 cents per share, which will be reflected in the Company’s next regular dividend declaration in April 2011.

Mr. Nahmad added: “Once again we produced record cash flow and met our stated goal of cash flow exceeding net income. We are pleased that our shareholders can participate directly through increased cash dividends. With the strength of our balance sheet and overall financial position, we are well-positioned to take advantage of almost any-sized investment opportunity to grow our business.”

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (ET) on February 15, 2011 to discuss its fourth quarter earnings results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the web-cast, you may listen via telephone. The dial-in number for callers in the United States is (866) 740-9405; the dial-in number for callers outside of the United States is (702) 696-4900.

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately 56% of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 74 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. As the industry leader with over 500 locations in the United States and Puerto Rico, with additional market coverage on an export basis to parts of Latin America and the Caribbean, significant growth potential remains given that our current revenue run-rate is less than 10% of the estimated $30 billion United States market for HVAC/R products. Additional information about Watsco may be found at http://www.watsco.com.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales. Information referring to “same-store basis” excludes the effects of locations acquired, locations opened in new markets and locations closed during the prior 12 months. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive market, new housing starts and completions, capital spending in commercial construction, consumer spending and debt levels, regulatory and other factors, including, without limitation, the effects of supplier concentration, competitive conditions within Watsco’s industry, seasonality, insurance coverage risks and final GAAP adjustments. Forward-looking statements speak only as of the date the statement was made. Watsco assumes no obligation to update forward-looking information to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information. Detailed information about these factors and additional important factors can be found in the documents that Watsco files with the Securities and Exchange Commission, such as Form 10-K, Form 10-Q and Form 8-K.

WATSCO, INC.

Consolidated Results of Operations

(In thousands, except share and per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2010	2009	2010	2009
Revenues	$657,248	$563,606	$2,844,595	$2,001,815
Cost of sales	503,221	430,002	2,171,354	1,520,983

Gross profit	154,027	133,604	673,241	480,832
Gross profit margin	23.4%	23.7%	23.7%	24.0%

SG&A expenses	132,232	118,728	507,669	399,772

Operating income	21,795	14,876	165,572	81,060
Operating margin	3.3%	2.6%	5.8%	4.0%

Interest expense, net	830	1,028	3,490	2,731

Income before income taxes	20,965	13,848	162,082	78,329
Income taxes	6,443	4,526	50,360	26,756

Net income	14,522	9,322	111,722	51,573
Less: net income attributable to noncontrolling interest	4,077	2,249	30,962	8,259

Net income attributable to Watsco, Inc.	$10,445	$7,073	$80,760	$43,314

Computation of diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$10,445	$7,073	$80,760	$43,314
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	974	840	4,772	3,320

Earnings allocated to Watsco, Inc. shareholders	$9,471	$6,233	$75,988	$39,994

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	30,637,584	30,299,067	30,578,608	28,521,437

Diluted earnings per share	$0.31	$0.21	$2.49	$1.40

WATSCO, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2010	December 31, 2009

Cash and cash equivalents	$126,498	$58,093
Accounts receivable, net	305,088	266,284
Inventories	391,925	410,078
Other	14,493	20,843

Total current assets	838,004	755,298

Property and equipment, net	31,221	33,118
Goodwill, intangibles, net and other	368,002	372,197

Total assets	$1,237,227	$1,160,613

Accounts payable and accrued expenses	$285,234	$223,775
Current portion of long-term obligations	72	151

Total current liabilities	285,306	223,926

Borrowings under revolving credit agreements	10,000	12,763
Deferred income taxes and other liabilities	32,326	29,116

Total liabilities	327,632	265,805

Watsco Inc. shareholders’ equity	745,160	738,026
Noncontrolling interest	164,435	156,782

Total shareholders’ equity	909,595	894,808

Total liabilities and shareholders’ equity	$1,237,227	$1,160,613

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